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                                                                     EXHIBIT 9.1

     VOTING AND SHAREHOLDERS AGREEMENT dated as of May 21, 1999 by and among Advanced Medical Sciences, Inc., a Virginia corporation ("Advanced"), the sole shareholder of America's Shopping Mall, Inc., a Nevada corporation (the "Company"), Pioneer Ventures Associates Limited Partnership, having an office at 651 Day Hill Road, Windsor, Connecticut 06095 (the "Pioneer Partnership"), AND certain Shareholders of Advanced, who are parties hereto (collectively hereinafter referred to as the "Principal Shareholders").

     WHEREAS, the Principal Shareholders have "beneficial ownership," as that term is defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of an aggregate of 28,550,000 shares of common stock, $.001 par value per share ("Common Shares") of Advanced as more specifically set forth in Exhibit A attached hereto;

     WHEREAS, pursuant to a certain Investment Agreement dated the date hereof (the "Investment Agreement"), the Pioneer Partnership is investing in the Company through the purchase of Preferred Stock and Warrants and may make additional investments in the Company through the exercise of the Warrants in the future and the Company is assuming Two Million Dollars ($2,000,000) in principal amount of debt owed from Initio, Inc. to the Company and, in connection therewith is issuing to the Pioneer Partnership a debenture in the principal amount of Two Million Dollars ($2,000,000) of even date herewith (the "Debenture"); and

     WHEREAS, Advanced and the Company are parties to an Agreement and Plan of Merger dated May 21, 1999 pursuant to which Advanced is to be merged into the Company (the "Merger");

     WHEREAS, the execution of this Agreement by the parties hereto is a condition precedent to the consummation of the transactions provided for in the Investment Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

     1.1 Voting by Principal Shareholders; Agreement to Vote.

     Each of Advanced and the Principal Shareholders agrees that, so long as (i) the Pioneer Partnership, its Partners or affiliates shall own any Preferred Stock, Warrants or Common Stock obtained either through conversion of the Preferred Stock or exercise of the Warrants, or (ii) any amounts remain outstanding under the Debenture Advanced, and upon consummation of the Merger, each of the Principal Shareholders shall vote all of their Common Shares, whether now owned or hereafter acquired, for the election as a director(s) of the Company of the designee(s) of the Pioneer Partnership in accordance with paragraph 1.10 of the Investment Agreement at any meeting of the Company's shareholders at which such designee shall be nominated as a director. Without limiting the generality of the foregoing, Advanced and the Principal Shareholders agree to execute and deliver any and all documents, agreements and instruments, including, without limitation, proxies,

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as the Pioneer  Partnership  shall  reasonably  request so that at least one (1)
designee of the Pioneer Partnership shall be a director of the Company at all times while any Preferred Stock or such Common Stock is held by the Pioneer Partnership or any amounts remain outstanding under the Debenture.

     1.2 Special Meeting Upon Default.

     In the event of a default under, or a breach of, this Agreement which (in the judgment of the Pioneer Partnership) adversely affects the Pioneer Partnership, or the Investment Agreement, or the Certificate of Designation of Preferred Stock under which the Pioneer Partnership or its assigns are a holder of Preferred Stock, or under the Debenture, Advanced and the Principal Shareholders agree to call and the Company agrees to pay the expenses associated with a special meeting of the Shareholders at the sole expense of the Company, and Advanced and the Principal Shareholders each agree that they shall vote in favor of that number of and those nominees to the Board of Directors designated by the Pioneer Partnership such that the nominees of the Pioneer Partnership, taken in the aggregate, shall constitute a majority of the directors of the Company, after any such defaults, for so long as the Pioneer Partnership, its partners or affiliates own Preferred Stock, Warrants or Common Stock obtained through the conversion of Preferred Stock or the exercise of Warrants or there remains any amount outstanding under the Debenture. Advanced and the Principal Shareholders hereby agree to take no action to contravene, limit or otherwise terminate the Pioneer Partnership board election mechanism. Advanced and the Principal Shareholders agree to vote in favor of such Pioneer Partnership nominees for so long as the Pioneer Partnership, its partners or affiliates own Preferred Stock, Warrants or Common Stock obtained through the conversion of Preferred Stock or the exercise of Warrants or there remains any amount outstanding under the Debenture.

     1.3 Preservation of Bylaws.

     The provisions of Sections 1(a) and 1(b) above are in consonance with the amendments to of the Bylaws of the Company as set forth in the minutes of a special meeting (Unanimous Written Consent) of the Board of Directors of the Company, attached hereto as Exhibit B, and incorporated herein by this reference (the "Resolutions"). If the directors or the shareholders of the Company further amend such Bylaws at any time during which the Pioneer Partnership shall own any Preferred Stock, Warrants or Common Stock obtained upon conversion of Preferred Stock or exercise of Warrants or there remains any amount outstanding under the Debenture, notice shall be given to the Pioneer Partnership, and upon the written demand therefor by the Pioneer Partnership, Advanced or the Principal Shareholders shall promptly call a special meeting of the Shareholders and the Company hereby agrees to pay all expenses in connection with such meeting, at the sole expense of the Company, and Advanced and the Principal Shareholders each agree that they shall vote all of their Common Shares, whether now owned or hereafter acquired, for the Bylaws to be restored to or retained, as the case may be, to the form as set forth in the Resolutions, in accordance with the Bylaws.

                                        2

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                              ARTICLE II. Transfers

     2.1 Transfer of Common Shares to Affiliates.

     During the term of this Agreement, neither Advanced, the Principal Shareholders nor any other person who shall become a party to or bound by this Agreement shall transfer any Common Shares, whether now or hereafter acquired, other than (i) to any person who agrees to be bound by and be subject to the terms and conditions of this Agreement with the same force and effect as if such person were named as a party to this Agreement or as a Principal Shareholder hereunder, provided that the Pioneer Partnership consents to such transfer, such consent not to be unreasonably withheld, and (ii) beginning May 21, 2000, pursuant to any sale of securities pursuant to a distribution to the public, whether pursuant to a registered public offering, a Rule 144 sale or otherwise, provided that the Pioneer Partnership consents to such sale, such consent not to be unreasonably withheld.

     2.2 Legend on Stock Certificates.

     Advanced and the Principal Shareholder shall submit to the Transfer Agent for the Common Stock the certificates evidencing the Common Stock owned by Advanced or the Principal Shareholders at any time during the term of this Agreement (the "Restricted Shares") and the Company shall cause the Transfer Agent to imprint upon such certificates (or replacement certificates) a restrictive legend as follows:

     The shares of stock represented by this certificate are subject to all of the terms of a certain Voting and Shareholders Agreement dated May 21, 1999, a copy of which is on file at the offices of the issuer of this certificate. The shares are subject to certain voting, co-sale and transfer restrictions. Any actions taken in contravention to that agreement shall be null and void.

     The terms of such endorsement and restrictions are hereby expressly consented to and accepted.


                         ARTICLE III. Co-Sale Provisions

     3.1 Third-Party Offer and Notice.

     Any voluntary or involuntary transfer of the Common Shares by Advanced or any Principal Shareholder will be subject to a participation right of co-sale by the Pioneer Partnership or its assigns on a pro rata fully diluted basis. If any one or more of Advanced or the Principal Shareholders obtain from a third party ("Third Party Purchaser") an offer to purchase any amount of his or her Shares, and Advanced or the Principal Shareholder(s) wish to accept such offer, Advanced or the Principal Shareholder(s) shall submit a written notice (the "Co-Sale Notice") to the Pioneer Partnership disclosing the amount of Common Shares proposed to be sold, the offered

                                        3

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purchase price, the proposed closing date, and the total number of Common Shares owned by the Principal Shareholder(s).

     3.2 Co-Sale Right of Participation.

     Upon receipt of a Co-Sale Notice from Advanced or any Principal Shareholder, the Pioneer Partnership or its assigns may elect to participate in such transaction and shall have the right to offer its securities, at the same price and on the same terms, on a fully diluted pro rata basis with the proposed selling shareholder(s) as set forth in the offer made by the Third Party Purchaser. Each participating selling party shall in turn be entitled to receive at the applicable closing the net proceeds of the sale allocable to the securities sold on behalf of each selling shareholder, after deduction of such selling shareholder's proportionate share of the reasonable expenses of the sale. These co-sale provisions will not apply to any sale of securities pursuant to a distribution to the public, whether pursuant to a registered public offering, a Rule 144 sale or otherwise. If less than all of a shareholder's securities are being sold pursuant to this Article III, the securities to be sold shall be determined on a pro rata fully diluted basis.

     3.3 Notice of Intent to Participate in Co-Sale.

     If the Pioneer  Partnership  wishes to  participate  in any sale under this
Article III, then the Pioneer Partnership shall notify Advanced or the selling Principal Shareholder(s) in writing of such intention as soon as practicable after such Pioneer Partnership's receipt of the Co-Sale Notice made pursuant to
Section 3.1, and in any event within fifteen (15) business days after the date of such Co-Sale Notice has been delivered. Such notification shall be delivered in person or by facsimile to Advanced or the Principal Shareholder(s) at the Company's offices.


                              ARTICLE IV. Remedies

     4.1. Violation of Agreement; Consent to Injunctive Relief.

     Each of Advanced and the Principal Shareholders recognizes and agrees that any violation of any of his or her obligations set forth in this Agreement would cause irreparable damage which could not be compensated by monetary damages. Such violation shall constitute an Event of Default under the Investment
Agreement. Accordingly, in the event of any breach of any obligations of Advanced or any Principal Shareholder under this Agreement, Advanced or such Principal Shareholder consents to the entry of injunctive relief, including the remedy of specific performance, by a court of competent jurisdiction restraining any such violation or threatened violation, and/or granting full voting authority to the Pioneer Partnership for purposes of this Agreement, in addition to any other remedies available at law or in equity. Advanced or the Principal Shareholders agree to pay the reasonable costs of the Pioneer Partnership, including reasonable attorneys fees, incurred in enforcing the provisions of this Article IV.

                                        4

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                            ARTICLE V. Miscellaneous

     5.1. Representations.

     Advanced and the Principal Shareholders represent and warrant that, at the date hereof, they are the sole record and beneficial owners of the securities of the Company set forth opposite his name on Exhibit A to this Agreement and has full power to enter into this Agreement and to perform its obligations hereunder. Each of Advanced and the Principal Shareholders represents that he/she is not the beneficial owner of any Common Shares or any warrants, options, rights to acquire or securities convertible into Common Shares NOT disclosed herein, whether directly, through any affiliate or otherwise.

     5.2 Term.

     This Agreement shall terminate on the earlier to occur of (i) ten (10) years from the Closing Date or (ii) the date upon which the Pioneer Partnership, its partners and affiliates no longer own five percent (5%) of the Preferred Stock (including for purposes of such calculation all shares of Common Stock received upon conversion of the Preferred Stock), and no amounts remain outstanding under the Debenture.

     5.3 Further Assurances.

     From and after the date of this Agreement, the parties hereto shall from time to time, at the request of any other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

     5.4 Notices.

     All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by first class registered or certified mail return receipt requested, or by first class mail or overnight courier if received, addressed to the parties at their respective addresses set forth on the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder.

     5.5 Modifications.

     This Agreement may not be modified or discharged orally, but only in writing duly executed by the party to be charged. In the event the Merger is consummated, Advanced shall cease to exist as a separate corporation and this Agreement shall remain in full force and effect between Pioneer and the Principal Shareholders.

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     5.6 Successors and Assigns.

     All the covenants, stipulations, promises and agreements in this Agreement shall bind the parties' respective heirs, successors and assigns, whether so expressed or not.

     5.7 Headings.

     The headings of the various sections of this Agreement are for convenience of reference only and shall in no way modify any of the terms or provisions of this Agreement.

     5.8 Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to instruments made and to be performed entirely within such State.

     5.9 Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

     5.10 Gender.

     All pronouns used herein are inserted for convenience only and shall be applied in the masculine, feminine, or third person as appropriate for each party signing hereto.

     5.11 Use of Term "Pioneer Partnership". Notwithstanding any provision of this Agreement to the contrary, included in the definition and meaning of the "Pioneer Partnership" shall be any one or more parallel limited partnerships which have been or shall be organized by Ventures Management Partners LLC as the general partner to invest in parallel with Pioneer Ventures Associates Limited Partnership on the same economic terms and pro rata based upon their aggregate subscriptions. The limited partners of Pioneer Ventures Associates Limited Partnership and the parallel partnerships shall be referred to herein as the "limited partners".

     5.12 Capitalized terms use in this Agreement but not otherwise defined herein shall have the meanings given to them in the Investment Agreement.

[   SIGNATURE PAGE TO FOLLOW   ]

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

By the Pioneer Partnership:

PIONEER VENTURES ASSOCIATES LIMITED PARTNERSHIP


By:      Pioneer Ventures Corp.,
         Managing Member
         of the General Partner
         Ventures Management Partners LLC


By: /s/ John F. Ferraro
   -------------------------------
         John F. Ferraro, Director



 ADVANCED MEDICAL SCIENCES, INC.



By: /s/ Irwin Schneidmill, President
   ---------------------------------
         Name:
         Title:


Consented to, and the obligation set forth in Article I to pay for such special meetings of the Shareholders is hereby agreed to:

AMERICA'S SHOPPING MALL, INC.



By: /s/ Irwin Schneidmill, President
   ---------------------------------
         Name:
         Title:

By: /s/ Irwin Schneidmill
   ------------------------------------
         Irwin Schneidmill


By: /s/ Dennis McNany
   ------------------------------------
         Dennis McNany


By: /s/ Robert Trause
   ------------------------------------
         Robert Trause


By: /s/ Carmen S. Patten
   ------------------------------------
         Carmen S. Patten Sr.


By: /s/ Mae Parker
   ------------------------------------
         Mae Parker


By: /s/ Mary C. Patten
   ------------------------------------
         Mary C. Patten


By: /s/ Ann L. Patten
   ------------------------------------
         Ann L. Patten


By: /s/ Kathleen Patten
   ------------------------------------
         Kathleen Patten


By: /s/ Kathleen Patten
   ------------------------------------
         Kathleen Patten
         Cust. Sara Patten


By: /s/ Helen E. Patten
   ------------------------------------
         Helen E. Patten

                                        8

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                                    EXHIBIT A

                                       to

                                VOTING AGREEMENT





Principal Shareholders              No. of Common Shares

Irwin Schneidmill                   3,000,000

Dennis McNany                       300,000

Robert Trause                       300,000

Carmen S. Patten Sr.                1,200,000

Mae Parker                          3,000,000

Mary C. Patten                      2,740,000

Ann L. Patten                       2,840,000

Kathleen Patten                     10,000,000

Kathleen Patten
Cust. Sara Patten                   2,670,000

Helen E. Patten                     2,500,000
                                    ----------

                                    28,550,000
                                    ==========


                                        9

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                                    EXHIBIT B

                                       to

                                VOTING AGREEMENT


                  (Resolutions approved by Board of Directors)









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